Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the Newmont Mining Corporation 1996 Employees Stock Plan of our report dated February 27, 2004 (except for Note 32 as to which the date is July 27, 2004) relating to the financial statements of Newmont Mining Corporation and our report dated February 27, 2004 relating to the financial statements of Nusa Tenggara Partnership V.O.F which appear in Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado

August 30, 2004